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                   UNITED STATES                        OMB APPROVAL
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         SECURITIES AND EXCHANGE COMMISSION   OMB Number:    3235-0145
               WASHINGTON, D.C. 20549         Expires: December 31, 1997
                                              Estimated average burden
                                              hours per response         14.90
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*

                       Arterial Vascular Engineering, Inc.
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       -----------------------------------
                         (Title of Class of Securities)

                                   043013-10-1
                       -----------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       1.

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-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                 Page 2 of 4 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Robert D. Lashinski ;  Social Security No.  ###-##-####
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [  ]
                                                   Not Applicable                                (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  United States
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              1,632,719*
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                0
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              1,632,719*
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              0
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,632,719*
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                  [X]
------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.27%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  IN
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2.

ITEM 1.

      (a)Name of Issuer:            Arterial Vascular Engineering, Inc.

      (b)Address of Issuer's Principal Executive Offices:   3576 Unocal Place
                                                            Santa Rosa, CA 95403
ITEM 2.

       (a)        Name of Person Filing:    Robert D. Lashinski

       (b)        Address of Principal Business Office:     3576 Unocal Place
                                                            Santa Rosa, CA 95403
       (c)        Citizenship:              United States

       (d)        Title of Class of Securities:               Common Stock

       (e)        CUSIP Number:             043013-10-1

ITEM 3.  Not Applicable

ITEM 4.  Ownership

      (a)Amount Beneficially Owned:         1,632,719*

      (b)Percent of Class:          5.3%

      (c)Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:    1,632,719*

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of:
                                                                      1,632,719*

                  (iv)  shared power to dispose or to direct the disposition of:
                                                                          0

*Excludes 136,937 shares held by family trusts for which Michael J. Orth and J.P. Morgan California are co-trustees and as to which shares Mr. Lashinski disclaims beneficial ownership.


ITEM 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

                                       3.

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

ITEM 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable


ITEM 8.  Identification and Classification of Members of the Group

                  Not Applicable


ITEM 9.  Notice of Dissolution of Group

                  Not Applicable


ITEM 10. Certification

                  Not Applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 11, 1997
                                      ---------------------------
                                      Date

                                      /s/ Robert D. Lashinski
                                      ---------------------------
                                      Robert D. Lashinski

                                       4.